EXHIBIT 99.1





Gasco
------
Energy

                   GASCO ENERGY PROVED RESERVES INCREASE 190%

DENVER - February 23, 2005 - Gasco Energy (AMEX: GSX) today announced 2004 year-end proved reserves of 41.3 billion cubic feet equivalent (Bcfe).

2004 Proved Reserves
Gasco's year-end, estimated proved reserves were approximately 39.7 Bcf of natural gas and 274,074 barrels of condensate. Gasco's reserves grew by 190% over year-end 2003's estimated total of 14.2 Bcfe. The company's reserve mix is 96% natural gas and 4% liquid hydrocarbons. Liquids reserves include condensate only. Approximately 21% of total reserves are categorized as proved developed and 79% were proved undeveloped. In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves which may exist for Gasco's properties.

Gasco's estimated, pre-tax future net cash flows discounted at 10% (commonly known as the SEC PV-10 figure) for proved reserves at year end was $32.3 million. The 2004 PV-10 calculation used net year-end commodity prices of $5.24 per million British thermal units (MMBtu) of natural gas and $42.25 per barrel of crude oil (Bbl). Reserve estimates are engineered by independent reservoir engineering consultants, Netherland Sewell and Associates and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins. The proved reserves are also in accordance with Financial Accounting Standards Board Statement No. 69 requirements.


Proved Reserves at December 31, 2004
---------------------------- --------------------------------------- -------------------------------------------------------
                                          Net Reserves                               Future Net Revenue ($)
---------------------------- ---------------- ---------------------- ------------------------- -----------------------------
                                   Oil                 Gas                                            Present Worth
                                (Barrels)             (Mcf)                   Total                       at 10%
                                ---------             -----                   -----                       ------
         Category
---------------------------- ---------------- ---------------------- ------------------------- -----------------------------

---------------------------- ---------------- ---------------------- ------------------------- -----------------------------
Proved Developed
---------------------------- ---------------- ---------------------- ------------------------- -----------------------------
  Producing                           39,103              3,916,089                14,160,100                     7,973,500
---------------------------- ---------------- ---------------------- ------------------------- -----------------------------
  Non-Producing                       30,649              4,247,038                16,867,800                     6,736,100
---------------------------- ---------------- ---------------------- ------------------------- -----------------------------
Proved Undeveloped                   204,322             31,537,029                77,351,400                    17,592,000
                                     -------             ----------                ----------                    ----------
---------------------------- ---------------- ---------------------- ------------------------- -----------------------------

---------------------------- ---------------- ---------------------- ------------------------- -----------------------------
     Total Proved                    274,074             39,700,156            $  108,379,300                 $  32,301,600
---------------------------- ---------------- ---------------------- ------------------------- -----------------------------

Assumes commodity prices of $5.24 MMBtu of natural gas and $42.25 per Bbl of liquids.
--------------------------------------------------------------------------------


Management Comment
Mark Erickson, Gasco's President and CEO, said: "We are pleased with our reserve growth year-over-year. Given that many wells were either in the early completion stages or were recently turned to sales in the latter half of 2004, we look at the reserves as additional validation of our Uinta Basin geologic model. All of the reserves in this report are under our core Uinta Basin Riverbend Project, where Gasco is focusing its capital investment. Our 2005 plan should allow Gasco to further prove up additional acreage as we continue optimizing our Mesaverde completion techniques and demonstrate additional success in the Blackhawk formation."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.
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Forward-looking statements

Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 8.01 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2004.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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